Exhibit 10.4

MANAGEMENT FEE AGREEMENT, dated as of December 14, 2006, by and among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (the “Company”), APOLLO MANAGEMENT VI, L.P., a Delaware limited partnership (“Apollo Management”), and APOLLO ALTERNATIVE ASSETS, L.P., a Delaware limited partnership (“Apollo Alternative”).

WHEREAS, the Company desires to avail itself of Apollo Management and Apollo Alternative’s (collectively “the Apollo Entities”) expertise and consequently has requested that the Apollo Entities make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions. The Apollo Entities and the Company agree that it is in their respective best interests to enter into this Management Fee Agreement (the “Agreement”) whereby, for the consideration specified herein, the Apollo Entities shall provide such services as independent consultants to the Company and its respective subsidiaries; and

WHEREAS, the Apollo Entities and the Company agree that it is in their respective best interests to enter into this Agreement whereby for the consideration specified herein, the Apollo Entities shall provide services as independent consultants to the Company in connection with management of the Company, its subsidiaries and affiliates.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth the Company and the Apollo Entities agree as follows:

Section 1.	Retention of the Apollo Entities.

The Company hereby retains the Apollo Entities, and the Apollo Entities accept such retention, upon the terms and conditions set forth in this Agreement.

Section 2.	Term.

This Agreement shall commence on the date hereof and, unless otherwise extended pursuant to the second sentence of this Section 2, shall terminate on December 31, 2018 (the “Term”). On December 31, 2018, and at the end of each year thereafter (each of December 31, 2018 and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by either party at least 30, but no more than 60, days prior to such Year End, as applicable. Notwithstanding anything to the contrary in this Section 2, this Agreement may be terminated at any time upon written notice to the Company from the Apollo Entities. The provisions of Section 3(c), the last sentence of Section 4(a), Section 4(b), Section 4(c), Section 4(d), Section 4(e), Section 5 and Sections 7 through 14 shall survive the termination of this Agreement.

Section 3.	Management Consulting Services.

(a) The Apollo Entities shall advise the Company concerning such management matters that relate to financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably and specifically request by way of written notice to the Apollo Entities, which notice shall specify the services required of the Apollo Entities and shall include all background material necessary for the Apollo Entities to complete such services. If requested to provide such services, the Apollo Entities shall devote such time to any such written request as each of the Apollo Entities shall deem, in its sole discretion, necessary. Such consulting services, in the Apollo Entities’ sole discretion, shall be rendered in person or by telephone or other communication. The Apollo Entities shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) The Apollo Entities shall perform all services to be provided hereunder as an independent contractor to the Company and not as employees, agents or representatives of the Company. The Apollo Entities shall have no authority to act for or to bind the Company without its prior written consent.

(c) This Agreement shall in no way prohibit the Apollo Entities or any partners or Affiliates (as defined below) of the Apollo Entities or any director, officer, partner, agent or employee of the Apollo Entities or any partners, shareholders or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 4.	Compensation.

(a) As consideration for the Apollo Entities’ agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by the Apollo Entities, the Company agrees to pay to the Apollo Entities or their designees an annual fee equal to $3.5 million. Payment of the annual fee shall be made in one lump sum on March 15 of each year (the “Payment Date”), it being understood and agreed that the first such payment shall be due to the Apollo Entities on March 15, 2007 and such payment shall represent amounts payable with respect to December 2006 (pro rata for the period between December 3 and December 31) and calendar year 2007. The Apollo Entities retain the right to defer any portion of the annual fee without waiving the right to receive such payment at a future date. In the event that a Payment Date falls on a non-business day, that Payment Date will be taken to be the first business day (being a day on which the New York Stock Exchange is open for business) prior to the relevant Payment Date. If the Apollo Entities elect to terminate this Agreement upon written notice to the Company pursuant to Section 2 herein, as consideration for the termination of the Apollo Entities’ services under this Agreement and any additional compensation to be received hereunder, the Company agrees to pay, or cause its subsidiaries to pay, to the Apollo Entities the net present value (using a discount rate of 8%) of the sum of the remaining payments due to the Apollo Entities and any payments deferred by the Apollo Entities. Each payment made pursuant to this Agreement by the Company, or any of its respective subsidiaries or affiliates, to the Apollo Entities shall be divided amongst Apollo Management and Apollo Alternative. Apollo Management will receive 87.5% of any such payment, and Apollo Alternative will receive the remaining 12.5%.

(b) Upon presentation by the Apollo Entities to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse the Apollo Entities for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by the Apollo Entities or any partners or Affiliates of the Apollo Entities or any director, officer, partner, agent or employee of the Apollo Entities or any of its partners or Affiliates in the performance of the Apollo Entities’ obligations hereunder, whether incurred on or prior to the date hereof.

(c) Nothing in this Agreement shall have the effect of prohibiting the Apollo Entities or any Affiliates of the Apollo Entities from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to Section 6.

(d) Reference is made to (i) the Momentive Credit Agreement, (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), dated as of December 4, 2006 and entered into by and among certain subsidiaries of the Company and the lenders party thereto; and (ii) the Indentures for: (a) the senior dollar notes; (b) the senior euro notes; (c) the senior toggle notes; and (d) the senior subordinated notes; entered into by certain subsidiaries of the Company and a trustee after completion of a high-yield offering in connection with the Closing, and the other documents related thereto (all of the foregoing Indentures and such related documents collectively being the “Debt Instruments”). Any portion of the fees payable to the Apollo Entities under this Agreement which the Company, or any its subsidiaries, is prohibited from paying to the Apollo Entities under the Credit Agreement or the Debt Instruments, and which amount is not otherwise paid by the Company, shall be deferred, shall accrue and shall be payable at the earliest time permitted under the Credit Agreement and Debt Instruments or upon the payment in full of all obligations under the Credit Agreement and the Debt Instruments. The Company shall notify the Apollo Entities if the Company shall be unable to pay any fees pursuant to the Credit Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to the Apollo Entities.

Section 5.	Indemnification.

The Company (the “Indemnitor”) agrees that it shall, jointly and severally, indemnify and hold harmless the Apollo Entities, the partners and Affiliates of the Apollo Entities and any director, officer, partner, agent or employee of the Apollo Entities or any of its partners, shareholders or Affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Indemnitor shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person.

Section 6.	Other Services.

If the Company or any of its respective subsidiaries or affiliates (other than the Apollo Entities) shall determine that it is advisable for any such entity to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify the Apollo Entities of such determination in writing. Promptly thereafter, upon the request of the Apollo Entities, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for such entity to hire the Apollo Entities or its Affiliates for such services. Such entity may not hire any person, other than the Apollo Entities or its Affiliates, for any services, unless (a) the parties are unable to agree after 30 days following receipt by the Apollo Entities of such written notice, (b) such other person has a reputation that is at least equal to the reputation of the Apollo Entities in respect of such services, (c) ten business days shall have elapsed after such entity provides a written notice to the Apollo Entities of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than the Apollo Entities was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to such other person than the indemnification that the Apollo Entities were willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing or similar transaction, the Apollo Entities shall receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its shareholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction).

Section 7.	Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo Management, to:

Apollo Management VI, L.P.

9 West 57th Street

New York, NY 10019

Attention: Scott Kleinman

Telecopier: (212) 515-3288

if to Apollo Alternative, to:

Apollo Alternative Assets, L.P.

c/o Apollo Management VI, L.P.

9 West 57th Street

New York, NY 10019

Attention: Scott Kleinman

Telecopier: (212) 515-3288

if to the Company, to it at:

Momentive Performance Materials Holdings Inc.

187 Danbury Road

Wilton, CT 06897

Attention: Douglas Johns

Telecopier: (203) 761-1962

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 8.	Benefits of Agreement.

This Agreement shall bind and inure to the benefit of the Apollo Entities, the Company, the Indemnified Persons and any successors to or assigns of the Apollo Entities and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by the Apollo Entities.

Section 9.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 10.	Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11.	Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 12.	Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13.	Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 14.	Affiliates.

For purposes of this Agreement, the term “Affiliate,” with respect to Apollo Management or Apollo Alternative, shall include, without limitation, Apollo Investment Fund VI, L.P., Apollo Overseas Partners VI, L.P., Apollo Overseas Partners (Delaware) VI, L.P., Apollo Overseas Partners (Delaware 892) VI, L.P., Apollo Overseas Partners (Germany) VI, L.P. (collectively, the “Funds”), the general partner of Apollo Management, AP Momentive Holdings LLC, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons.

IN WITNESS WHEREOF, the parties have duly executed this Management Agreement as of the date first above written.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:	/s/ Scott Kleinman
	Name:	Scott Kleinman
	Title:	Vice President and Treasurer

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC, its general partner

By:	/s/ Scott Kleinman
	Name:	Scott Kleinman
	Title:	Vice President

APOLLO ALTERNATIVE ASSETS L.P.

By:	Apollo Alternative Assets GP Limited, its general partner

By:	/s/ Scott Kleinman
	Name:	Scott Kleinman
	Title:	Vice President